Pricing Supplement dated July 18, 2005 	                         Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	             TOYOTA MOTOR CREDIT CORPORATION

               Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________
Principal Amount: $100,000,000		     Trade Date: July 18, 2005
Issue Price: 100%			     Original Issue Date: July 21, 2005
Initial Interest Rate:  See "Additional      Net Proceeds to Issuer: $99,960,000
  Terms of the Notes -- Interest"	     Principal's Discount
Interest Payment Period: Quarterly	       or Commission: 0.04%
Stated Maturity Date: July 20, 2007
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note            [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		      (Fixed Rate Commencement
              (Fixed Interest Rate): 		       Date):
   [ ]  Other Floating Rate Note		      (Fixed Interest Rate):
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
         [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
         [X]  LIBOR	  [ ]  Treasury Rate	       [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                     [X]  Telerate Page: 3750

   Initial Interest Reset Date: October 20, 2005   Spread (+/-): -0.03%
      Interest Rate Reset Period: Quarterly	   Spread Multiplier:  N/A
   Interest Reset Dates: the 20th of each 	   Maximum Interest Rate: N/A
 	 January, April, July and October
   Interest Payment Dates: the 20th of each 	   Minimum Interest Rate:  N/A
 	  January, April, July and October	   Index Maturity: 3 month
	  commencing October 20, 2005		   Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from July 21, 2005 to July 20, 2007
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

	                      ___________________________

                               Deutsche Bank Securities

                            ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

            The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on July 19, 2005 minus 0.03%.

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated March 17, 2005 and an Appointment Agreement Confirmation dated July 18, 2005 (collectively, the "Agreement") between TMCC and Deutsche Bank Securities Inc. ("Deutsche Bank"), Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.96% of their principal amount. Deutsche Bank may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

            Under the terms and conditions of the Agreement, Deutsche Bank is committed to take and pay for all of the Notes offered hereby if any are taken.